Exhibit 99.1

Contact: Rachel Albright The Ingram Group Rachel@ingramgroup.com 615-345-9200	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

Provectus Announces Results of Internal Investigation

KNOXVILLE, TN – (March 16, 2016) – Provectus Biopharmaceuticals, Inc. (NYSE MKT:PVCT) (“Provectus” or the “Company”) announced today that the Audit Committee of its Board of Directors (the “Committee”) has conducted an internal investigation that was initiated by the Committee in connection with the February 2016 resignation of the Company’s former chief executive officer, Dr. H. Craig Dees. The Committee retained independent counsel and an advisory firm with forensic accounting expertise to assist the Committee in conducting the investigation. As part of the investigation, the Committee reviewed the Company’s financial policies and procedures, including management expenses.

Findings and conclusions of the Committee included:

Dr. Dees did not produce receipts for most of the travel expense advances he received, and some receipts produced by Dr. Dees appear to have been altered. Documentation of Dr. Dees’ travel related expenses, in general, have not been sufficient to prevent abuse, misconduct, the appearance thereof, or may not satisfy IRS requirements.

Chairman Alfred E. Smith, IV said, “While these changes are undesirable and some of the findings of the Committee certainly are disappointing, the Company remains optimistic about the progress being made toward the approval of drugs that offer so much hope to cancer victims. The Company’s work on that front continues unabated and undeterred.”

Based on the Committee’s findings and conclusions, the Committee has made the following recommendations to the Board of Directors, all for immediate action:

1)	Appointment of an outside compliance consultant;

2)	That the highest priority be placed on identifying and recruiting a permanent CEO and any other positions necessary;

3)	That a demand be made to Dr. Dees for reimbursement of any monies advanced to him (if unsubstantiated), and, if so, those monies voluntarily be reimbursed or recovered by legal action if necessary; and

4)	The Committee and counsel make decisions in terms of referral of any of these matters to regulatory authorities.

The Committee also emphasized the necessity that the Company put in place more clearly defined, tighter controls, including a clear process for limiting, approving and documenting advances and expenses and appropriately managing them.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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